Exhibit 21.1

                                 SUBSIDIARIES OF
                            FERRELLGAS PARTNERS, L.P.

                Ferrellgas, L.P., a Delaware limited partnership
            Ferrellgas Partners Finance Corp., a Delaware Corporation






                                 SUBSIDIARIES OF
                                FERRELLGAS, L.P.

                Ferrellgas Finance Corp., a Delaware Corporation